EXHIBIT 10.3

AGREEMENT AND GENERAL RELEASE

Kimco Realty Corporation, having offices at 1777 North California Boulevard, Suite 330, Walnut Creek, CA 94596, (“Kimco”) and Jerald Friedman, residing at 603 N. Walden Drive, Beverly Hills, CA  90210, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as  “Employee”), agree that:

1.

Last Day of Employment. Employee’s last day of employment with Kimco is December 31, 2008.  The period between Employee’s execution of this Agreement and his last day of employment shall be referred to as the “continued employment period”.

2.

Consideration. If Employee: (i) executes and delivers a copy of this Agreement to Kimco and does not revoke his acceptance of this Agreement during the seven (7) calendar day revocation period as described in Paragraph 12 below (the “revocation period”); (ii) executes and delivers the Supplemental Release attached hereto as Exhibit A to Kimco following the expiration of the continued employment period and does not revoke his acceptance of the Supplemental Release during the seven (7) calendar day supplemental revocation period as described in Paragraph 10 of the Supplemental Release (the “supplemental revocation period”); and, (iii) performs his job functions in a satisfactory manner during the continued employment period, Kimco agrees:

a.

to pay Mr. Friedman $625,000.00 less lawful deductions, which is equal to fifteen (15) months of his usual base salary.  Said amount shall be paid to Mr. Friedman over the course of fifteen (15) months in equal weekly installments, less lawful deductions, on days and in a manner that correspond to Kimco's usual payroll practices (“severance period”), with the first payment being made on the first scheduled pay period following the expiration of the continued employment period;

b.

if Mr. Friedman makes a timely and proper election to continue medical coverage under Kimco’s group medical and dental plans in accordance with the continuation requirements of COBRA, Kimco will pay premiums for Mr. Friedman under Kimco’s group medical plan for the period ending on the earlier of March 31, 2010 or the date upon which Mr. Friedman becomes eligible for group health coverage under another employer’s plan.  At the end of such period Mr. Friedman may continue group medical and dental coverage under COBRA at his own expense for the remainder of the COBRA period.  In the event Employee becomes eligible for coverage in another employer’s plan, he promptly will apply for participation and, once enrolled, he will so notify Kimco so that it may cease making COBRA payments on his behalf; and,

c.

to fully vest and make exercisable all stock options (the “Options”) granted to Employee pursuant to the 1998 Equity Participation Plan of Kimco Realty Corporation, as amended (the “Plan”), and the Employee’s respective stock option agreements entered into thereunder (the “Option Agreements”).   For the avoidance of doubt, the parties acknowledge and agree that Employee’s termination of employment is a “Retirement” for purposes of the Plan and, accordingly, that each Option shall remain outstanding and exercisable until the earlier of (i) the date the Employee engages in any activity in competition with Kimco, or which is inimical, contrary or harmful to the interests of Kimco, or (ii) the expiration of the original 10-year term set forth in the applicable Option Agreement.  For purposes of this Section, “activity in competition with Kimco” shall not include the following: pursuing developments that Kimco has rejected such as Southpointe, Georgia or Scottsdale Pavillions, Arizona; pursuing developments in the United States that are with developers not previously partners of Kimco; providing consulting services with current partners of Kimco; or, pursuing to purchase existing shopping centers that are being marketed to the public.

3.

No Consideration Absent Execution of This Agreement.  Employee understands and agrees that he would not receive the monies and/or benefits specified in Paragraph 2 above, except for his execution of this Agreement and the Supplemental Release and the fulfillment of the promises contained herein.  Moreover, nothing herein shall limit coverage of Mr. Friedman under Kimco’s Directors and Officers liability insurance for his activities conducted within the scope of his employment during his term of employment with Kimco.

4.

General Release of Claims.  In consideration of the commitments made in this Agreement, Employee hereby irrevocably and unconditionally, knowingly, and voluntarily releases, acquits, and forever discharges Kimco, its owners, affiliates, subsidiaries, divisions, insurers, reinsurers, attorneys, successors and assigns and the current and former employees, officers, directors and agents thereof, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Employer”), from each and every cause of action or claim, liability, expense, fee and cost, including attorneys’ fees and costs, which Employee ever had or now has, whether known or unknown, asserted or unasserted, which Employee has or may have against Employer as of the date of execution of this Agreement, relating to or arising out of Plaintiff’s employment with and separation from the Company, or any affiliate thereof, including but not limited to, any alleged violation of:

•

Title VII of the Civil Rights Act of 1964, as amended;

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The Civil Rights Act of 1991;

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Sections 1981 through 1988 of Title 42 of the United States Code, as amended

•

The Employee Retirement Income Security Act of 1974, as amended;

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The Immigration Reform and Control Act, as amended;

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The Americans with Disabilities Act of 1990, as amended;

•

The Age Discrimination in Employment Act (“ADEA”);

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The Family and Medical Leave Act, as amended;

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The Worker Adjustment and Retraining Notification Act, as amended;

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The Occupational Safety and Health Act, as amended, or the California Occupational Safety and Health Act, as amended;

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The California Fair Employment and Housing Act, as amended;

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The Sarbanes-Oxley Act of 2002;

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Any other federal, state or local law, regulation or ordinance which may lawfully be released;

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Any public policy, contract, tort, or common law; or

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Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

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Any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance;

•

Any benefit, payroll or other plan, policy or program;

•

Any public policy, contract, tort, third-party beneficiary, retaliation or common law claim; or

•

Any claim for costs, fees, or other expenses, including attorneys’ fees.

Likewise, Kimco knowingly and voluntarily releases and forever discharges Mr. Friedman of and from any and all claims arising from or relating to his employment as of the date of execution of this Agreement.

Employee releases any and all claims arising out of or related to any matter, including but not limited to Employee’s employment by or with the Company (hereinafter collectively referred to as "Claim" or "Claims"), whether known or unknown, which Employee may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date of this Agreement.  Notwithstanding the foregoing, the parties agree the scope of this release does not apply to any claims for workers’ compensation benefits (including disability payments), unemployment insurance benefits, or claims for indemnification of Employee’s costs or expenses under California Labor Code Section 2802.

5.

Civil Code Section 1542 Waiver. To effect a full and complete release as described above, each Party expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542.  Section 1542 of the California Civil Code states:

A general release does not extend to the claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties acknowledge they have read this Agreement, including the waiver of California Civil Code section 1542.  They further acknowledge they have consulted counsel about the Agreement and specifically about the waiver of section 1542 or that they have had an opportunity to do so, and that both understand the Agreement and the section 1542 waiver, and so freely and knowingly enter into this Agreement.  The parties understand they may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement.  They agree that the release and agreements contained in the Agreement shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.  The parties hereby assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts which are now unknown.

6.

Acknowledgments and Affirmations.

a.

Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim against Employer.

b.

Except for: (i) unused vacation which Employee has accrued as of his last day of employment (which will be paid out to Employee on his last day of employment) and (ii) the fourth installment of his 2008 bonus which will be paid to him in or about January 2009, Employee affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Employee may be entitled.  Employee affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

c.

Except for accrued but unpaid expenses (which will be paid out to Employee following his last day of employment), Employee affirms that he has been paid and/or has received reimbursement for all expenses.

d.

Employee affirms that he has no known workplace injuries or occupational diseases that have not already been disclosed to Employer in writing, or submitted to or adjudicated by the California Workers’ Compensation Appeals Board.

e.

Employee affirms that he has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

f.

Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.  Both Employer and Employee acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7.

Non-Disparagement. Employee agrees he will not say anything to disparage, defame, discredit or otherwise injure the reputation of Kimco, its parent and affiliates, and any of their past and present officers, directors, members of management, or the future business enterprises of Kimco.  Kimco agrees that its officers, directors, and managing agents will not say anything to disparage, defame, discredit or otherwise injure the reputation of Employee.

8.

Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement or the Supplemental Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and Supplemental Release.

In aid of the confidentiality requirements of this Agreement, Employee further agrees and understands that, except as may be required by subpoena, court order or other force of law, Employee shall not knowingly in any way assist any individual or entity in commencing or prosecuting any action or proceeding against Employer, nor in any way participate or cooperate in any such action or proceeding, including any trial, pretrial preparation, pre-litigation fact gathering proceeding.  Absent legal compulsion, this Agreement bars Employee from testifying, providing documents or information, advising, counseling or providing any other form of assistance to any person or entity who he knows is making any claim against Employer.  Notwithstanding the foregoing, nothing herein shall be construed so as to preclude Employee from filing any charge with, or from participating in any investigation of a charge conducted by, any government agency.  Employee nevertheless understands that because of the waiver and general release Employee freely provides by signing this Agreement, Employee cannot obtain any monetary relief or recovery from Employer in any proceeding.

9.

Preservation of Confidential Information. Employee acknowledges during the course of his employment, he had access to information that is confidential and proprietary to Employer (“Confidential Information”).  Employee agrees Employer had no obligation to specifically identify any information as Confidential Information in order for it to be entitled to protection as such.  For purposes of this Agreement, Confidential Information shall include all information that is not known by, or generally available to, the public at large and that concerns the business affairs of Employer, including, but not limited to, Employer’s finances, business or strategic plans, software, inventions, technology, methods of operation, sales and marketing plans, employee compensation, cost and pricing, existing or contemplated products and services, and existing and prospective clients.  Employee further agrees that during the severance period, he will not disclose to any person or use for his benefit or the benefit of others, any Confidential Information without the prior written consent of Employer.

10.

Relief For Breach Of This Agreement. Employee agrees that it is fair and reasonable and necessary to protect the business, operations, assets and reputation of the Employer for him to make the covenants and undertakings set forth in Paragraph 9.  Furthermore, Employee agrees that if he breaches or attempts to breach or violate any of the foregoing provision, Employer will be irreparably harmed and monetary damages will not provide an adequate remedy.  Accordingly, it is agreed that Employer may apply for and shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) in order to prevent breach of this Agreement or to specifically enforce the provisions hereof, and Employee hereby consents to the granting of such relief, without having to prove the inadequacy of the available remedies at law or actual damages.  It is understood that any such injunctive remedy shall not be exclusive or waive any rights to seek other remedies at law or in equity.  Employee further agrees that the covenants and undertakings covered by this Agreement are reasonable in light of the facts as they exist on the date hereof.  However, if at any time, a court shall determine that the scope or subject matter is unreasonable in any respect, it shall be modified as such court determines may be reasonable.

11.

Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict or choice of law provisions.  In the event the Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

12.

Revocation.  Employee may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement.  Any revocation within this period must be submitted, in writing, to Paul Weinberg, Vice President of Human Resources, and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Paul Weinberg or his designee, or mailed to Paul Weinberg and postmarked within seven (7) calendar days of execution of this Agreement.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

13.

Amendment. Except as provided in Paragraphs 10 and 11 above, this Agreement may not be modified, altered or changed without the express written consent of both parties wherein specific reference is made to this Agreement.

14.

Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

15.

Entire Agreement. This Agreement and the Supplemental Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties including the Employment Agreement executed by the parties on or about September 21, 2005 which shall be terminated in its entirety (including, without limitation, Sections 8 and 23 thereof) and shall be of no further force and effect as of the date the Employee executes this Agreement).  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

16.

Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

17.

Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement.  This Agreement shall not be enforceable until executed by the Employer.

18.

Legal Fees.  Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement.

19.

Competency to Waive Claims.  At the time of considering or executing this Agreement, Employee was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  Employee is competent to execute this Agreement and knowingly and voluntarily to waive any and all claims he may have against Employer.  Employee certifies that he is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair his right or ability to waive all claims he may have against Employer.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES  AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Kimco Realty Corporation

By:	/s/ Jerald Friedman	By:	/s/ Paul Weinberg
	Jerald Friedman		Paul Weinberg
Vice President of Human Resources

Date:	11/3/08	Date:	11/3/08